Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-206-8020
otis.buchanan@liquidmetal.com

Liquidmetal® Technologies Names New

Chief Financial Officer

Lake Forest, Ca. April 15th, 2005 – Liquidmetal® Technologies Inc. (PK:LQMT) announced today that Mr. Young J. Ham has been named the new Chief Financial officer(CFO) for the company effective immediately, filling the previously vacant role.

Mr. Ham joined Liquidmetal Technologies as the CFO of the Asian operation in 2004 and has been instrumental in getting all of the accounting and internal controls established in the Asian operation of the company.

Mr. Ham brings a wealth of professional international accounting experience to Liquidmetal Technologies CFO office. Prior to joining Liquidmetal, Mr. Ham was a founding partner in the prestigious Hanmi Accounting Corporation in South Korea where he provided accounting and consulting services to companies, many of which are multi-national companies. He was also the former President & Chief Consultant of Dime Financial Advisory based in Seoul, Korea.  Through these positions, Mr. Hams’ financial experiences include:

•                  Chief Internal Auditor & Financial advisor to Answer International Asia Inc.

•                  Director Dongyang Economy Research Institute

•                  M&A support including Arthur Anderson collaboration of Korea Tungsten Acquisition, Hyundai Motors division mergers, collaborations with Chase Manhattan Bank in Jinro Coors Brewery M&A project, and GE Capital Brook Hillier Parker acquisition.

•                  Member of both Bridge Consulting Group Inc, and JMG Consulting Inc.

•                  Financial Advisory and Management Consulting clients have included, Nextel Co., Ltd, Korea Masterbuilders, Korea Spoland Co., Ltd. Tax & Legal Service clients range from Hyundai Merchant Marine, to the Korea National Oil Company.

An M.B.A. graduate student of Seoul National University in 1994, Young Ham is a CPA in both the United States, and Seoul, South Korea.

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